Exhibit 5.0

Suite 900 607 14th St., NW Washington DC 20005-2018 t 202 508 5800 f 202 508 5858 www.KilpatrickStockton.com

August 4, 2010	direct dial 202 508 5825 direct fax 202 204 5600 akaslow@kilpatrickstockton.com

Ocean Shore Holding Co.

1001 Asbury Avenue

Ocean City, NJ 08226

RE:	Ocean Shore Holding Co. 2010 Equity Incentive Plan

Board Members:

We have been requested by Ocean Shore Holding Co., a New Jersey corporation (the “Company”), to issue our opinion in connection with the registration of shares of the Company’s common stock, par value $0.01 per share, under the Securities Act of 1933, as amended (the “Securities Act”). The registration statement on Form S-8 (the “Registration Statement”) covers (i) 353,263 shares of Common Stock which may be issued upon the exercise of options to purchase shares of the Common Stock granted under the Ocean Shore Holding Co. 2010 Equity Incentive Plan (the “Equity Plan”) and (ii) 141,306 shares of Common Stock which may be distributed upon the vesting of stock awards or performance awards under the Equity Plan.

We have made such legal and factual examinations and inquiries as we have deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed but have not verified (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity with the originals of all documents supplied to us as copies; and (iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company or its subsidiaries.

Based on the foregoing, and limited in all respects to New Jersey law, it is our opinion that the shares reserved for issuance and distribution under the Equity Plan are duly authorized and, with respect to the shares issuable upon the exercise of stock options granted or to be granted under the Equity Plan, upon payment for such shares, and, with respect to awards of shares under the Equity Plan, upon issuance of such shares, in the manner described in the Equity Plan, all such shares will be validly issued, fully paid and nonassessable.

We note that, although certain portions of the Registration Statement (the financial statements and schedules) have been included therein (through incorporation by reference) on the authority of “experts” within the meaning of the Securities Act, we are not experts with respect to any portion of the Registration Statement, including, without limitation, the financial statements or schedules or the other financial information or data included therein.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement on Form S-8, and we consent to the use of the name of our firm under the heading “Interests of Named Experts and Counsel” therein.

Very truly yours,
KILPATRICK STOCKTON LLP

By:	/s/ Aaron M. Kaslow
Aaron M. Kaslow, a Partner